Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2015 EARNINGS

●	$3.1 million net income, compared to $2.4 million for fourth quarter 2014 and $2.2 million for first quarter 2014
●	$0.70 earnings per diluted common share, compared to $0.55 for fourth quarter 2014 and $0.50 for first quarter 2014
●	$22.20 book value per common share, up 4% over December 31, 2014 and 14% over a year ago

Green Bay, Wisconsin, April 21, 2015 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces first quarter 2015 net income of $3.1 million, and net income available to common shareholders of $0.70 per diluted common share, compared to $2.4 million and $0.55, respectively, for fourth quarter 2014.  A year ago, first quarter net income was $2.2 million and earnings per diluted common share were $0.50.

“Our earnings continue to grow and represent a great start to 2015.” said Bob Atwell, Chairman and CEO of Nicolet.  “We evaluate our business performance along three key areas – earnings, growth and quality.”

Earnings

Net income of $3.1 million for the first quarter of 2015 was up $0.9 million or 39% over the comparable first quarter a year ago.  Net interest income was up $1.0 million (10%) on a similar average earning asset base, and benefiting from a stronger mix in loans. Noninterest revenues rose $0.3 million (8%), led by stronger secondary mortgage income between the quarters and improved wealth management revenues. Noninterest expense was only up $0.2 million (2%), reflecting overall cost control, and the provision for loan losses was $0.2 million lower between the first quarter periods given the steady, positive trend of asset quality levels.

Net income was up $0.7 million or 27% over fourth quarter 2014.  Between the sequential quarters, net interest income was up $0.5 million (5%), noninterest revenues grew $0.2 million (4%), provision for loan losses declined $0.2 million, and noninterest expense decreased $0.3 million (3%) largely as a result of a non-recurring card-based loss of $0.5 million recognized in the fourth quarter.

Growth

“We continue to grow organically in all key revenue areas - commercial, retail, and wealth management,” said Atwell.  “Commercial loans continue to grow steadily, our retail area continues to grow core deposits and relationships as shown in our mortgage results, and trust revenue is up 9% compared to this time last year.  Our people continue to do a great job in explaining our value to the public.”

At March 31, 2015 loans were $880 million, up $30 million or 3.5% over March 31, 2014 and deposits were $1.04 billion, unchanged from a year ago.

Asset Quality

Nonperforming assets remained low at 0.56% of assets at the end of first quarter 2015, compared to 0.61% at the end of fourth quarter 2014 and 0.85% a year ago.  With a $0.5 million provision for loan losses covering $0.2 million of net charge offs for the first quarter, the allowance ratio increased to 1.08% of total loans at March 31, 2015, compared to 1.05% at year-end 2014.

Other Important Notes

“In addition to our earnings focus, we remain committed to capital actions consistent with our previously stated growth plans,” said Atwell.

In February 2015, through a private placement, Nicolet issued $8 million of 10-year subordinated notes with a fixed annual interest rate of 5% and callable by Nicolet after five years.

In 2014, Nicolet announced a stock repurchase program authorizing the use of up to $12 million to repurchase up to 625,000 shares of Nicolet common stock from time to time.  For the first quarter of 2015, Nicolet repurchased 61,800 shares for $1.6 million, bringing the life-to-date cumulative totals to 319,100 shares repurchased for $7.2 million.

Book value per common share was $22.20 per common share at March 31, 2015, $0.86 or 4% higher than $21.34 at year end 2014, and $2.67 or 14% higher than a year ago, benefiting from both retained earnings and lower outstanding shares.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services.  Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities law.  Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein.  These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions.  Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$11,003	$10,513	$9,980
Provision for loan losses	450	675	675
Noninterest income	4,070	3,900	3,760
Noninterest expense	9,802	10,114	9,588
Net income	3,080	2,416	2,214
Preferred stock dividends	61	61	61
Net income available to common shareholders	3,019	2,355	2,153
Effective tax rate	35.7%	32.8%	35.8%

Per Common Share Data:
Net income-basic	$0.75	$0.58	$0.51
Net income-diluted	$0.70	$0.55	$0.50

Asset Quality Ratios
Allowance for loan losses to total loans	1.08%	1.05%	1.10%
Nonperforming loans to total loans	0.59%	0.61%	1.07%
Nonperforming assets to total assets	0.56%	0.61%	0.85%
Net charge offs to average loans (annualized)	0.09%	0.66%	0.27%

At Period End:	3/31/2015	12/31/2014
(In millions, except per share data)
Total assets	$1,204	$1,215
Loans	880	883
Allowance for loan losses	10	9
Deposits	1,041	1,060
Stockholders’ equity	114	111
Common equity	89	87
Nonperforming assets	7	7
Book value/common share	$22.20	$21.34
Tangible book value/common share	$21.07	$20.15
Common shares outstanding (#)	4.021	4.058